                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Mine Safety Appliance Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                   [Logo of Mine Safety Appliances Company]

MINE SAFETY APPLIANCES COMPANY . P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230 . PHONE (412) 967-3000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock of
 Mine Safety Appliances Company:

  Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 7, 2002, at 9:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

    (1) Election of Directors: The election of three directors for a term of three years;

    (2) Selection of Independent Accountants: The selection of independent accountants for the year ending December 31, 2002;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 22, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                                    Donald H. Cuozzo
                                                        Secretary

March 22, 2002

March 22, 2002

                        MINE SAFETY APPLIANCES COMPANY

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the "Company") of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2002, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

  The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

                       VOTING SECURITIES AND RECORD DATE

  As of February 22, 2002, the record date for the Annual Meeting, 12,102,227 shares of Common Stock were issued and outstanding, not including 1,415,373 shares held in the Company's Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See "Stock Ownership--Beneficial Ownership of Management."

  Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 22, 2002 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company's 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

  See "Stock Ownership" for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company's Common Stock.

                     PROPOSAL NO. 1 ELECTION OF DIRECTORS

  Three directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2005 and until a successor has been elected and qualified. The Board of Directors recommends a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Board in the event a nominee named becomes unavailable for election.

  The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

                     Principal Occupation and any     Director            Other
Name                  Position with the Company   Age  Since          Directorships
----                 ---------------------------- --- --------        -------------

                          Nominees for terms expiring in 2005:

Joseph L. Calihan    Managing Partner of           64   1993   Extra Mile Education
                     Bradford Capital Partners                 Foundation; Pittsburgh
                     (venture capital                          Foundation; Trustee,
                     investments and                           Historical Society of
                     acquisitions); Chairman of                Western Pennsylvania
                     the Board of Bradford
                     Schools, Inc. (post-
                     secondary business
                     schools)

L. Edward Shaw, Jr.  Executive Vice President      57   1998   Covenant House
                     and General Counsel,
                     Aetna, Inc. (health care
                     and group benefits)

Thomas H. Witmer     Retired (1998); Formerly      59   1997   Medrad, Inc.; Bridge
                     President and Chief                       Semiconductor Co., Inc.; The
                     Executive Officer of                      Carnegie Museum of Natural
                     Medrad, Inc. (medical                     History; Granite State Log
                     products manufacturer)                    Homes, Inc.

                    Continuing Directors with terms expiring in 2003:

Calvin A. Campbell,  Chairman, President and       67   1994   Eastman Chemical Company
 Jr.                 Chief Executive Officer of                (an SEC reporting company);
                     Goodman Equipment                         Bulley & Andrews;
                     Corporation (manufacturer                 National Mining Association;
                     of underground mining and                 Former Chairman, National
                     tunneling locomotives and                 Association of
                     parts and services for                    Manufacturers; Trustee,
                     plastics injection molding                Illinois Institute of
                     machinery)                                Technology

Thomas B. Hotopp     President of the Company      60   1998   Pittsburgh Symphony Society

                    Continuing Directors with terms expiring in 2004:

James A. Cederna     Chairman, President and       51   2002   Calgon Carbon Corporation
                     Chief Executive Officer,                  (an SEC reporting company)
                     Calgon Carbon Corporation
                     (air and water
                     purification)

John T. Ryan III     Chairman and Chief            58   1981   Past Chairman, Industrial
                     Executive Officer of the                  Safety Equipment
                     Company                                   Association; Allegheny
                                                               Conference on Community
                                                               Development; Pittsburgh
                                                               Regional Alliance; Vice
                                                               Chairman, World Affairs
                                                               Council of Pittsburgh

John C. Unkovic      Partner and General           58   2002   Manchester Bidwell
                     Counsel, Reed Smith LLP                   Corporation
                     (full service law firm)

  Prior to becoming President of Calgon Carbon Corporation in April 1999, Mr. Cederna was President of Arizona Chemical Co., a specialty chemicals manufacturer, and an officer of International Paper Co., a paper and forest products company. Mr. Hotopp became President of the Company in December 1996 and previously served as Senior Vice President since 1991. From May 1996 to April 1999, Mr. Shaw served in various positions for National Westminster Bank Plc., including most recently as Chief Corporate Officer, North America. Previously he was Executive Vice President and General Counsel of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A. Mr. Shaw is the brother-in-law of Mr. Ryan. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years. Mr. Ryan also served as President of the Company from April 1990 to December 1996.

  The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and certain other committees.

  The Audit Committee, which met two times during 2001, assists the Board in fulfilling its responsibility to the shareholders and investment community with regard to the quality and integrity of the financial reports of the Company. The Committee reviews the Company's financial statements and internal controls. The Committee also reviews plans, findings and recommendations of internal and external auditors. The Committee evaluates the competence, effectiveness and independence of the internal and external auditors and makes recommendations to the Board of Directors as to the retention of independent accountants and as to their fees and performs such other duties as the Board of Directors may assign from time to time. The current members of the Audit Committee are directors Calihan, Campbell and Witmer, each for a term expiring at the 2002 organizational meeting of the Board of Directors.

  The Compensation Committee presently consists of directors Campbell, Shaw and Witmer, each for a term expiring at the 2002 organizational meeting of the Board. The Compensation Committee, which met two times in 2001, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 2001 compensation of the Company's executive officers appears later. The Compensation Committee also administers the Company's 1987 and 1998 Management Share Incentive Plans (the "MSIP").

  The current members of the Nominating Committee are directors Calihan, Campbell, Ryan and Shaw, each for a term expiring at the 2002 organizational meeting of the Board. The Nominating Committee, which met once in 2001, considers potential candidates for election to the Board of Directors and makes recommendations to the Board. Any shareholder who desires to have an individual considered for nomination by the Nominating Committee must submit a recommendation in writing to the Secretary of the Company not later than November 30 preceding the annual meeting at which the election is to be held.

  The Board of Directors met ten times during 2002. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served.

Vote Required

  The three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

  The Company's Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2002 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

              OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

  The following table sets forth information concerning the annual, long-term and other compensation earned from the Company and its subsidiaries for the years 2001, 2000 and 1999 by the persons who were in 2001 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                              Annual Compensation (1)         Compensation Awards
                              -----------------------   -------------------------------
                                                                           Shares
                                                                         Underlying
                                                         Restricted         Stock
 Name and                                                   Stock          Options           All Other
 Principal Position      Year  Salary ($)   Bonus ($)   Awards ($)(2) (# of Shares) (3) Compensation ($)(4)
 ------------------      ---- ------------ -----------  ------------- ----------------- -------------------
 John T. Ryan III        2001     $483,323 $   608,890        --           72,345             $57,035
 Chairman and            2000     $455,280 $   439,800    $245,313         52,455             $43,486
 Chief Executive
 Officer                 1999     $441,960    $150,550        --           20,688             $39,252

 Thomas B. Hotopp        2001  $   308,070 $   249,500        --           34,715             $29,722
 President               2000     $289,879    $230,000    $128,648         26,595             $23,092
                         1999     $277,920   $  83,250        --           10,896             $23,313

 Dennis L. Zeitler       2001  $   193,073 $   204,530        --           23,745             $ 8,940
 Vice President, Chief   2000  $   151,469 $   108,280    $ 42,882          8,835             $ 8,656
 Financial Officer and   1999  $   140,520 $    34,070        --            3,480             $12,120
 Treasurer

 James H. Baillie        2001  $   250,124 $   200,000        --            6,865             $24,878
 Vice President;         2000     $243,338 $    61,600    $107,837         22,305             $25,379
 President, MSA Europe   1999     $228,365   $  45,040        --             --               $46,411

 William M.
  Lambert                2001     $194,049 $   173,030        --           14,125             $17,852
 Vice President/         2000     $176,075    $138,380    $ 52,342         10,875             $12,301
 General Manager-        1999  $   169,296   $  20,970        --            4,290             $12,059
 Safety Products
 Division

--------
(1) For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2) The amounts shown in this column represent the market values on February 28, 2000 of restricted shares awarded on that date. At December 31, 2001 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 17,685 shares ($718,895); Mr. Hotopp, 9,270 shares ($376,826); Mr. Zeitler, 2,865 shares ($116,462); Mr.
    Baillie, 5,130 shares ($208,535); and Mr. Lambert, 3,765 shares ($153,047). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3) Share numbers have been adjusted to give effect to the 3-for-1 Common Stock split in May 2000.

(4) 2001 amounts include Company matching contributions to the Company's Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $36,965; Mr. Hotopp, $21,523; Mr. Zeitler, $284; and Mr. Lambert, $12,477.
    The 2001 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $20,070; Mr. Hotopp, $8,199; Mr. Zeitler, $8,656; and Mr. Lambert, $5,375. The 2001 amount for Mr. Baillie is the amount paid to him in lieu of contributions to a retirement plan.

Stock Option Grants in 2001

  The following table sets forth information concerning stock options granted to the Named Officers in 2001 under the MSIP:

                     Number of   Percent of
                      Shares    Total Options                            Grant
                    Underlying   Granted to     Exercise                 Date
                      Options     Employees       Price     Expiration  Present
Name                Granted (#)    in 2001    ($/Share) (1)    Date    Value (2)
----                ----------- ------------- ------------- ---------- ---------
John T. Ryan III       3,965         1.7%        $27.731    3/12/2006  $ 20,571
                      68,380        28.9%        $25.210    3/12/2011  $564,429
Thomas B. Hotopp      34,715        14.7%        $25.210    3/12/2011  $283,500
Dennis L. Zeitler     23,745        10.0%        $25.210    3/12/2011  $193,875
James H. Baillie       6,865         2.9%        $25.210    3/12/2011  $ 56,018
William M. Lambert    14,125         6.0%        $25.210    3/12/2011  $115,313

--------
(1) The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of the option for 3,965 shares granted to Mr. Ryan it is 110% of such value. The options became exercisable on September 12, 2001. The option for 3,965 shares granted to Mr. Ryan, and 3,965 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code.

(2) The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of 23.48%, expected dividend yield of 2.12%, expected option term of five years for the option for 3,965 shares granted to Mr. Ryan and ten years for the remaining options, and a risk-free rate of return of 5.20%.

Stock Option Exercises and Year-End Values

   The following table sets forth information concerning the stock options under the MSIP exercised by the Named Officers during 2001 and the stock options under the MSIP held by the Named Officers at December 31, 2001.

                                                   Number of       Value of
                                                    Shares        Unexercised
                      Number of                   Underlying        In-the-
                       Shares                     Unexercised        Money
                      Acquired        Value       Options at      Options at
Name                 on Exercise   Realized(1)   12/31/2001(2)   12/31/2001(3)
----                 -----------   -----------   -------------   -------------
John T. Ryan III       54,461      $  967,007         148,372     $2,640,935
Thomas B. Hotopp       61,356      $1,569,863          54,500     $  940,722
Dennis L. Zeitler      25,119      $  528,156          13,611     $  252,028
James H. Baillie       29,170      $  531,136            None            --
William M. Lambert     12,241      $  396,709          27,879     $  493,229

--------
(1) Represents the difference between the fair market value of the shares acquired on the date of the option exercise and the option price of those shares.

(2) All options were exercisable at December 31, 2001.

(3) Represents the amount by which the December 31, 2001 market value of the shares subject to unexercised options exceeded the option price of those options.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors has furnished the following report on 2001 executive compensation:

  The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company's executive officers. The Compensation Committee is also responsible for administering the Company's shareholder approved 1998 Management Share Incentive Plan (the "MSIP"), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

  The Compensation Committee's policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined by taking into consideration the relationship of the officer's current salary to the market level range and an evaluation of the officer's individual performance made initially by the chief executive officer or the officer's other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

   The Company has one executive officer located overseas, James H. Baillie, President of MSA Europe. Mr. Baillie's salary is determined in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Europe.

  At its meeting in March 2001, the Committee considered executive officer salaries for the period April 1, 2001 through March 31, 2002. At the time of the meeting, the Company had recently received the results of a new survey by its outside compensation consultants as to the market level salary ranges for the Company's executive officer positions. In determining executive officer salaries for the period, the Committee's policy was to bring each officer's salary to at least 95% of the midpoint of the market level range for the officer's position, assuming competent individual performance. The increase in Mr. Ryan's salary for this period reflected this policy as well as recognition by the Committee of the Company's success in exceeding its 2000 net income target.

  The Company's annual bonus policy is designed to make a significant percentage of an executive officer's total cash compensation dependent upon corporate and individual performance. At targeted levels for 2001, this percentage was 60% of median market level salary for the chief executive officer, and ranged between 30% and 45% of median market level salary for other executive officers. For the chief executive officer, the percentage of the targeted bonus earned is initially determined as the percentage of achievement of a targeted level of consolidated earnings before interest and taxes (EBIT) for the year by the Company's worldwide operations. For other officers, 25% of the initial bonus determination is based on the percentage of achievement of the consolidated EBIT target, and the remainder is determined based on the percentage of achievement of EBIT or other targets established for the geographic areas and/or operating divisions with which the officer is associated. The initial percentage of the targeted bonus earned based on Company performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer's performance during the year, which is made initially by the chief executive officer or the officer's other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses under the regular bonus program may not exceed 150% of targeted levels, and no bonus is paid based on EBIT or other performance which is less than 50% of the targeted amount. The total amounts payable as bonuses in any year for all participants under the regular bonus program may not exceed 6% of consolidated EBIT.

  At its meeting in March 2001, the Committee determined to establish special incentives to meet the Company's plan for 2001 consolidated net income because that plan represented a desired significant increase from year 2000 results. Under this special incentive plan, annual bonuses earned under the regular bonus plan would be increased by 30% if the Company met its plan for consolidated net income and could be increased by up to 50% if consolidated net income exceeded the plan by a specified target amount. The Committee was very pleased that the Company's 2001 consolidated net income exceeded the target for the maximum special incentives. As a result, the annual bonuses paid for 2001 were 150% of the bonus amounts determined under the Company's regular bonus program.

  The Committee determined bonuses for 2001 at its meeting in March 2002. The amount of the regular bonus awarded to Mr. Ryan, before application of the above special 150% multiplier, was 105% of the targeted amount for the chief executive officer position. The Committee increased the targeted bonus for Mr. Ryan in recognition of the Company's success in exceeding its 2001 net income target.

  Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards utilized under the MSIP, stock options and restricted stock, the value realized in the future by the officer is a direct function of the Company's success in achieving a long-term increase in the market value of its Common Stock. The Committee's long-term incentive award program under the MSIP was modified in 2001 based on recommendations resulting from a study by a compensation consulting firm. Under the program, the targeted annualized dollar value of MSIP awards for each executive officer position is based on the market level annualized dollar value of long-term incentive awards for similar positions, as determined from compensation survey data.

  On an annualized basis, 75% of the dollar value of long-term incentive awards, as so determined, is made in the form of stock options and 25% in the form of restricted stock awards. Stock option grants are made annually. The number of shares for which stock options are granted to each executive officer is determined by dividing 75% of the dollar value for the officer's position by the per share value of the options as determined under the Black-Scholes option pricing model. Stock options are normally granted as incentive stock options within the limits established by the Internal Revenue Code and as nonqualified options above those limits. The option price is equal to the fair market value of the option shares as of the date the options are granted, except that in the case of incentive stock options granted to Mr. Ryan, the option price is 110% of the grant date fair market value. The options become exercisable six months from the date of grant and have a term of ten years, except that in the case of incentive stock options granted to Mr. Ryan the term is five years. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

  The number of shares awarded in the form of restricted stock is determined by dividing 25% of the dollar value of long-term incentive awards for each executive officer position by the per share market value on the date of the award. Through 2001, this amount was doubled to reflect that restricted stock awards were made only in even numbered years. Beginning in 2002, restricted stock awards will be made on an annual basis at 25% of the annual dollar value of MSIP awards for each executive officer position. Under the terms of the awards granted through 2001, the restricted shares granted vest over a term of four years, with one-half of the shares awarded vesting on March 15 of each of the third and fourth years following the award date. Until vesting, the restricted shares are held in escrow by the Company, may not be sold and generally will be forfeited if the officer's employment terminates other than by death, disability or retirement under a Company retirement plan. Unless and until the restricted shares are forfeited to the Company, the officer may vote the restricted shares and receives dividends on the shares which are not subject to forfeiture.

  In accordance with the Committee's long-term incentive program, the Committee granted stock options under the MSIP at its meeting in March 2001. The amount of the stock option award granted to Mr. Ryan was the targeted amount under the program for the chief executive officer position.

  At 2001 compensation levels, the Company anticipates that any effects of the $1 million cap on deductibility of individual executive officer compensation imposed by Section 162(m) of the Internal Revenue Code will be de minimus.

  The foregoing report was submitted by the Compensation Committee of the Board of Directors:

                                              Calvin A. Campbell, Jr.,
                                              Chairman
                                              L. Edward Shaw, Jr.
                                              Thomas H. Witmer

Compensation Committee Interlocks and Insider Participation

  There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

  Directors Campbell, Shaw and Witmer served as members of the Compensation Committee during all of 2001.

  Mr. Campbell is a majority owner, a director and Chairman, President and Chief Executive Officer of Goodman Equipment Corporation. During 2001, the Company and its affiliates received commissions of approximately $104,434 for acting as sales agents with respect to sales of certain mining locomotives and spare parts for Goodman Equipment Corporation.

Retirement Plans

  The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company's Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

                            5 Year Average Annual Compensation
      Years of   ---------------------------------------------------------
      Service    $200,000 $400,000 $600,000 $800,000 $1,000,000 $1,200,000
      --------   -------- -------- -------- -------- ---------- ----------
        5        $ 12,778 $ 27,417 $ 42,055 $ 56,694  $ 71,333   $ 85,972
       15          38,333   82,250  126,166  170,083   213,999    257,916
       25          63,889  137,083  210,277  283,471   356,665    429,859
       35          89,444  191,916  294,388  396,859   499,331    601,803
       45         108,333  229,694  351,054  472,415   593,775    715,136

--------
Notes:

1. Years of service are based upon completed months of service from date of hire to date of retirement.

2. The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Company has a supplemental plan providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the pension plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3. This table applies to employees born in calendar year 1942. The actual benefits payable will vary slightly depending upon the actual year of birth.

4. The benefits shown have been calculated using the Social Security law in effect on January 1, 2002, with a maximum taxable wage base of $84,900 assumed until retirement.

  The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant's covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 2001, years of service under the plan for the Named Officers were: Mr. Ryan, 32.50 years; Mr. Hotopp, 10.42 years; Mr. Zeitler, 25.00 years; and Mr. Lambert,
20.33 years.

  Mr. Baillie does not participate in the Company's retirement plans, but instead receives an annual payment in lieu of retirement plan contributions. This payment is included under "All Other Compensation" in the Summary Compensation Table on page 4. Messrs. Ryan and Hotopp also participate in the Retirement Plan for Directors. Under this plan, the annual benefit payable upon retirement after 5 years service as a director, and commencing when the sum of age and years of service equals 75, would be $20,000 for Mr. Ryan and $6,739 for Mr. Hotopp.

  The Company's Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company's group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under "All Other Compensation" in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or
(ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Mr. Hotopp, and $40,000 for Messrs. Zeitler and Lambert. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Change In Control Severance Agreements; Employment Agreement

  The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers' continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least 6 months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within 3 years after a change in control, as defined in the agreement, the officer's employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) officer's annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years, (b) continuation for 36 months of medical, dental, accident and life insurance benefits and (c) 36 months additional service credit under the Company's executive insurance and post-retirement health care programs. In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

  In connection with his employment by the Company in January 1999, Mr. Baillie entered into employment agreements with the Company and its German subsidiary. The agreements provided for Mr. Baillie's employment as President of MSA Europe through 2001 at an initial annual salary rate of $240,300, subject to annual review by the Company's Compensation Committee. Mr. Baillie was entitled to earn an annual bonus targeted at 30% of salary and stock incentive awards beginning in 2000 targeted at $108,000 per year. Except for a guaranteed minimum bonus of $36,000 for 1999, these awards were discretionary with the Compensation Committee and were determined as described above under "Compensation Committee Report on Executive Compensation." Mr. Baillie also received an annual payment of $30,000, less the amount of medical and dental insurance premiums paid by the Company, in lieu of contributions or benefits under the Company's retirement plans.

Director Compensation

  Effective April 1, 2001, directors who are not employees of the Company or one of its subsidiaries are paid a retainer at the rate of $6,250 per quarter and $1,200 for each day of a Board meeting and each meeting of a Committee of the Board that they attend. Prior to that date, the quarterly retainer rate was $5,000 and the per meeting fee was $1,000.

  The 1990 Non-Employee Directors' Stock Option Plan (the "DSOP") was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 150,000 shares of Common Stock. Under the DSOP as amended effective April 1, 2001, directors who are not employees of the Company or a subsidiary receive on the third business day following each annual meeting stock option grants having a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors' retainer and grants of restricted stock having a grant date market value equal to 25% of the annual directors' retainer. The options will have an option price equal to the market value on the grant date, will become exercisable six months from the date of grant and will expire ten years from the date of grant. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options will remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director. The restricted shares will vest on the date of the third annual meeting following the date of grant. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement. Pursuant to the terms of the DSOP, on May 15, 2001 directors Calihan, Campbell, Shaw and Witmer were each granted options to purchase 1,900 shares of Common Stock at an option price of $29.20 and 215 shares of restricted stock.

  Prior to April 1, 2001, directors who retired from the Board after completing at least 5 years of service as a director were entitled under the Retirement Plan for Directors to receive a lifetime quarterly retirement allowance, beginning when the sum of their age and years of service equals or exceeds 75, in an amount equal to the quarterly directors' retainer payable at the time of their retirement. Effective April 1, 2001, benefits under the Plan were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to (a)(1) the director's years of service as of April 1, 2001 divided by (2) the years of service at the date the sum of the director's age and years of service would equal 75, times (b) the $5,000 quarterly retainer amount previously in effect. Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Certain Relationships and Transactions

  Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company's financial reports. The Committee operates pursuant to a written charter adopted by the Board in May 2000. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as defined in Section 121(A) of the listing standards of the American Stock Exchange.

  The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and the adequacy of its internal controls. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company's audited financial statements fairly present the Company's consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

  In the performance of its oversight function, the Audit Committee has reviewed the Company's audited financial statements for the year ended December 31, 2001 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP, the Company's independent accountants for 2001. The Audit Committee has received from the independent accountants written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent accountants. The Audit Committee has also received from the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence.

  Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee's charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

  The foregoing report was submitted by the Audit Committee of the Board of Directors.

                                              Joseph L. Calihan
                                              Calvin A. Campbell, Jr.
                                              Thomas H. Witmer

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

  Set forth below is a line graph and table comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 2001 of $100 invested on December 31, 1996 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

                             [graph appears here]
                                        Value at December 31,
                        ----------------------------------------------------
                          1996     1997     1998     1999     2000     2001
                        -------  -------  -------  -------  -------  -------
Mine Safety Appliances
  Company               $100.00  $125.48  $138.67  $127.66  $153.68  $250.10
S&P 500 Index           $100.00  $131.01  $165.95  $198.35  $178.24  $154.99
Russell 2000 Index      $100.00  $120.52  $116.37  $139.20  $133.35  $134.72

                                STOCK OWNERSHIP

  Under regulations of the Securities and Exchange Commission, a person is considered the "beneficial owner" of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, "beneficial ownership" of the Company's stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a "beneficial owner" has an economic interest in the shares indicated as "beneficially owned."

Beneficial Ownership of Management

  The following table sets forth information regarding the amount and nature of beneficial ownership of the Company's Common Stock as of February 22, 2002 and 4 1/2% Cumulative Preferred Stock as of February 15, 2002 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

                                                             4 1/2% Cumulative
                                      Common Stock            Preferred Stock
                                 --------------------------- ------------------
                                  Amount and                 Amount and
                                   Nature of        Percent  Nature of  Percent
                                  Beneficial          of     Beneficial   of
                                 Ownership (1)     Class (1) Ownership   Class
                                 -------------     --------- ---------- -------
John T. Ryan III................   3,034,545(2)(3)   22.21%     187(2)   0.89%
Joseph L. Calihan...............      29,865          0.22%      --        --
Calvin A. Campbell, Jr..........      13,815          0.10%      --        --
James A. Cederna................          --            --       --        --
Thomas B. Hotopp................   1,128,607(3)(4)    8.32%      --        --
L. Edward Shaw, Jr..............     187,870(5)       1.39%      --(5)     --
John C. Unkovic.................     979,824(6)       7.25%      93(6)   0.44%
Thomas H. Witmer................       6,615          0.05%      --        --
Dennis L. Zeitler...............   1,157,593(3)(7)    8.55%      --        --
James H. Baillie................       5,130(7)       0.04%      --        --
William M. Lambert..............     132,277(7)       0.98%      --        --
All executive officers and
 directors as a group
 (16 persons)...................   4,002,143(7)      28.92%     280      1.33%

--------
(1) The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 148,372 shares; Mr. Calihan, 13,000 shares; Mr. Campbell, 9,400 shares; Mr. Hotopp, 54,500 shares; Mr. Shaw, 4,900 shares; Mr. Witmer, 6,400 shares; Mr. Zeitler, 13,611 shares; Mr. Lambert, 27,879 shares; and all directors and executive officers as a group, 321,792 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 17,685 shares; Mr. Calihan, 215 shares; Mr. Campbell, 215 shares; Mr. Hotopp, 9,270 shares; Mr. Shaw, 215 shares; Mr. Witmer, 215 shares; Mr. Zeitler, 2,865 shares; Mr. Baillie, 5,130 shares; Mr. Lambert, 3,765 shares; and all directors and executive officers as a group, 55,250 shares.

(2) Does not include 206,973 shares of Common Stock held by Mr. Ryan's wife. Includes 149,945 shares of Common Stock as to which Mr. Ryan shares voting and investment power with his wife and 1,210,928 shares of Common Stock held in trusts, as to which Mr. Ryan shares voting and investment power with co-fiduciaries. Of such shares, voting and investment power over 951,015 shares of Common Stock is shared with John Unkovic, and voting and investment power over 1,158,428 shares is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(3) Includes 1,045,500 shares of Common Stock held by the trust for the Company's Non-Contributory Pension Plan for Employees. Mr. Ryan, Mr. Hotopp and Mr. Zeitler share investment power over these shares as the members of the Investment Committee for the Plan. Voting power over these shares is held by PNC Bank, as trustee. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

(4) Includes 19,337 shares of Common Stock as to which Mr. Hotopp shares voting and investment power with his wife.

(5) Includes 149,499 jointly owned shares of Common Stock, as to which Mr. Shaw shares voting and investment power with his wife, and 19,196 shares of Common Stock held as custodian. Does not include 186,633 shares of Common Stock and 721 shares of 4 1/2% Cumulative Preferred Stock held individually by Mr. Shaw's wife.

(6) Mr. Unkovic has sole voting and investment power with respect to 28,809 shares of Common Stock and 93 shares of 4 1/2% Cumulative Preferred Stock. Voting and investment power with respect to 951,015 shares of Common Stock held in various trusts is shared with co-fiduciaries, including John T. Ryan III and Mary Irene Ryan. Voting and investment power over all 951,015 of these shares is shared with John T. Ryan III, and voting and investment power over 898,515 of these shares is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(7) The Company has established a Stock Compensation Trust which holds 1,415,373 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 94,358 shares of Common Stock each for Messrs. Zeitler and Lambert, and 471,790 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

  As of February 22, 2002, to the best of the Company's knowledge, nine persons or entities beneficially owned more than 5% of the Company's Common Stock. The beneficial ownership of John T. Ryan III, Thomas B. Hotopp, John C. Unkovic and Dennis L. Zeitler appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address                            Amount and Nature of        Percent
of Beneficial Owner                         Beneficial Ownership        of Class
-------------------                         --------------------        --------
Mary Irene Ryan                                  1,683,212(1)            12.45%
20 West Woodland Road
Pittsburgh, Pennsylvania 15232

The PNC Financial Services  Group, Inc.          2,508,255(2)(3)         18.56%
PNC Bank Building
Pittsburgh, Pennsylvania 15265

Bruce S. Sherman                                 1,553,988(4)            11.50%
8889 Pelican Bay Blvd.
Naples, FL 34108

Name and Address                         Amount and Nature of               Percent
of Beneficial Owner                      Beneficial Ownership               of Class
-------------------                      --------------------               --------
Gregg J. Powers                               1,531,588(4)                   11.33%
8889 Pelican Bay Blvd.
Naples, FL 34108

Private Capital Management, Inc.              1,531,588(4)                   11.33%
8889 Pelican Bay Blvd.
Naples, FL 34108

--------
(1) Mary Irene Ryan has sole voting and investment power with respect to 524,784 and 236,784 shares, respectively, and shares voting and investment power with respect to 1,158,428 and 1,446,428 shares, respectively with co-fiduciaries. Of such shares, voting and investment power over 1,158,428 shares of Common Stock is shared with John T. Ryan III, and voting and investment power over 898,515 shares of Common Stock is shared with John Unkovic. Mary Irene Ryan is the mother of John T. Ryan III.

(2) All shares are held by subsidiary banks of The PNC Financial Services Group, Inc. in various fiduciary capacities. The banks have sole voting and investment power with respect to 1,092,882 and 15,432 shares, respectively, and share voting and investment power with respect to 0 and 1,415,673 shares, respectively.

(3) Includes 1,415,373 shares of Common Stock held by the Company's Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (7) to the immediately preceding table. Also includes 1,045,500 shares of Common Stock held by the trust for the Company's Non-Contributory Pension Plan for Employees. See footnote (3) to the immediately preceding table.

(4) According to a Schedule 13G filed February 15, 2002, Mr. Sherman is CEO and Mr. Powers is President of Private Capital Management, Inc., an investment advisor ("PCM"), and in that capacity share voting and investment power with PCM over 1,531,588 shares of Common Stock which PCM holds on behalf of its clients. Mr. Sherman has sole voting and investment power over 21,500 shares of Common Stock and also shares voting and investment power over 900 shares of Common Stock with another person.

Beneficial Ownership of Ryan Family

  The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company's Common Stock by the Ryan family. As of February 22, 2002, members of the extended family of John T. Ryan III and Mary Irene Ryan, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of 4,803,426 shares of Common Stock, representing 35.15% of the outstanding shares.

Shareholder Rights Plan

  The Company has established a shareholder rights plan intended to promote continuity and stability, deter coercive or partial offers and other unfair takeover tactics which will not provide fair value to all shareholders, and enhance the Board's ability to represent all shareholders and thereby maximize shareholder values.

  Under the plan, each share of Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one-third of a Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the "Preferred Shares") at a price of $225.00 per one one-thousandth of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each one one-thousandth of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Common Stock.

  The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired beneficial ownership, as defined in the Rights Agreement, of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Until the Distribution Date, the Rights will be transferred only with the Common Stock, and the transfer of a share of Common Stock will also constitute the transfer of the associated Right. Following the Distribution Date, separate certificates evidencing the Rights will be mailed to record holders of Common Stock on the Distribution Date, and the Rights will then become separately tradable. In determining whether an individual or a qualifying nonbusiness entity has become an Acquiring Person, shares of Common Stock held continuously on and after February 10, 1997, or acquired by gift or inheritance from another individual or qualifying entity which held them on that date, are excluded from the 15% beneficial ownership calculation.

  In the event that any person becomes an Acquiring Person (other than pursuant to certain qualifying tender or exchange offers approved by the Board) and after expiration of the period during which the Rights may be redeemed, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger pursuant to certain qualifying tender or exchange offers) or 50% or more of its assets or earning power are sold, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

  At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

  At any time prior to 10 days after the public announcement of an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Prior to the Distribution Date, the terms of the Rights may be amended by the Board of Directors in any respect whatever, without the consent of the holders of the Rights, except that the redemption price, the expiration date of the Rights, the exercise price or the number of Preferred Shares for which a Right is exercisable may not be amended. After the Distribution Date, the Board may amend certain time periods and other provisions relating to the Rights, except that the time period for redemption of the Rights may not be amended after the Rights have become nonredeemable. The Rights will expire on February 21, 2007 unless earlier redeemed or exchanged by the Company as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all 2001 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

                                PROPOSAL NO. 2
                     SELECTION OF INDEPENDENT ACCOUNTANTS

  Because of the importance to the shareholders of having the Company's financial statements audited by independent accountants, it is the opinion of the Board of Directors that the selection of independent accountants should be submitted to the shareholders. The Board of Directors recommends that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

Fees of PricewaterhouseCoopers LLP for 2001

 Audit Fees:

  As independent accountants for the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP provided auditing services in connection with their examination of the consolidated financial statements of the Company, the separate financial statements of certain of its subsidiaries and certain periodic filings made by the Company with the Securities and Exchange Commission. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2001 were $749,100.

 Financial Information Systems Design and Implementation Fees:

  No fees were billed by PricewaterhouseCoopers LLP for 2001 for professional services related to financial information systems design and implementation.

 All Other Fees:

  The aggregate fees billed by PricewaterhouseCoopers LLP for 2001 for all other non-audit services rendered to the Company were $714,772. These services were primarily acquisition and tax compliance related.

  The Audit Committee of the Board of Directors believes that the provision by PricewaterhouseCoopers LLP of these non-audit services is compatible with maintaining that firm's independence.

Board Recommendation and Required Vote

  The Board of Directors recommends a vote for the selection of PricewaterhouseCoopers LLP as independent accountants, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See "Election of Directors" for information concerning the Audit Committee of the Board of Directors.

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 2003.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

                          ANNUAL REPORT ON FORM 10-K

  Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2001 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

                          2003 SHAREHOLDER PROPOSALS

  The Company's bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company's Proxy Statement for the previous year's Annual Meeting, or November 22, 2002 for the Company's Annual Meeting in 2003.

  The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company's Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company's proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company's Proxy Statement for the previous year's Annual Meeting. For the Company's Annual Meeting in 2003, this deadline would also be November 22, 2002.

  The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

                           EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

                                          By Order of the Board of Directors,

                                                    DONALD H. CUOZZO
                                                        Secretary

                        MINE SAFETY APPLIANCES COMPANY

                        Annual Meeting of Shareholders

                             Tuesday, May 7, 2002
                                   9:00 a.m.

                                121 Gamma Drive
                             RIDC Industrial Park
                             Pittsburgh, PA 15238


Mine Safety Appliances Company
-------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors.

  Proxy--Mine Safety Appliances Company--2002 Annual Meeting of Shareholders

  The undersigned hereby appoints John T. Ryan III, Thomas B. Hotopp and Donald H. Cuozzo, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders and any adjournment thereof:

  This proxy will be voted as directed, or, if no direction is given, FOR items 1 and 2 below. A vote FOR item 1 includes discretionary authority to vote for a substitute if the nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

  The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

   PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

                              Please detach here


       The Board of Directors Recommends a Vote FOR Items 1 and 2 Below:

1. Election of three Directors for a         [_] Vote FOR     [_] Vote WITHHELD
   term expiring in 2005. Nominees:            all nominees       from all
                                               (except as         nominees
                                               specified below)
   01 Joseph L. Calihan 02 L. Edward Shaw, Jr.
   03 Thomas H. Witmer


(Instructions: To withhold authority to
vote for any nominee, write the
number(s) of the nominee(s) in the box
provided to the right.)


2. Selection of PricewaterhouseCoopers       [_] For  [_] Against[_] Abstain
   LLP as independent accountants.

Address Change? Mark Box  [_]
Indicate changes below:                        Date
                                                 ------------------- , 2002


                                            --------------------------------
                                            |                              |
                                            --------------------------------
                                            Signature (s) in Box
                                            Please sign exactly as your
                                            name appears hereon. FOR
                                            JOINT ACCOUNTS, EACH JOINT
                                            OWNER SHOULD SIGN. When
                                            signing as attorney,
                                            executor, administrator,
                                            trustee, etc., please give
                                            your full title as such. If
                                            a corporation, please sign
                                            full corporate name by
                                            President or other
                                            authorized officer and give
                                            full title. If a
                                            partnership, please sign in
                                            partnership name by
                                            authorized person and give
                                            full title.
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